SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 24, 2003

LAKELAND BANCORP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	33-27312	22-2953275
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

250 Oak Ridge Road, Oak Ridge, New Jersey	07438
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number,

including area code:  (973) 697-2000

Item 5.    Other Events and Regulation FD Disclosure

In the registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 (the “Annual Report”), the registrant disclosed its efficiency ratio for the years ended December 31, 1998, 1999, 2000, 2001 and 2002. Such efficiency ratio, as it was calculated by the registrant for the past three fiscal years, may be deemed to constitute a non-GAAP financial measure under Regulation G of the Securities and Exchange Commission. The registrant believes that the closest ratio calculated in accordance with GAAP is the ratio of non-interest expenses to adjusted total revenues (for a financial institution, the sum of net interest income, non-interest income and the tax-equivalent adjustment) (the “basic ratio”). For the years ended December 31, 1998 and 1999, the registrant calculated its efficiency ratio as the basic ratio. For the years ended December 31, 2000, 2001 and 2002, in calculating the efficiency ratio, the registrant reduced its non-interest expenses by the amount of its core deposit amortization and other real estate expenses. The following table reconciles the efficiency ratio presented by the registrant in its Annual Report to the basic ratio for the years ended December 31, 2000, 2001 and 2002 (dollars in thousands).

Year Ended December 31, 2002:

Non-interest expenses	$33,587
Adjusted total revenues	58,429
Basic ratio	57.48%

Non-interest expenses	$33,587
Less core deposit amortization	(129)
Less other real estate expenses	(20)
Adjusted non-interest expenses	33,438
Adjusted total revenues	58,429
Efficiency ratio	57.23%

Year Ended December 31, 2001:

Non-interest expenses	$31,206
Adjusted total revenues	49,984
Basic ratio	62.43%

Non-interest expenses	$31,206
Less core deposit amortization	(311)
Less other real estate expenses	(47)
Adjusted non-interest expenses	30,848
Adjusted total revenues	49,984
Efficiency ratio	61.72%

Year Ended December 31, 2000:

Non-interest expenses	$27,527
Adjusted total revenues	46,029
Basic ratio	59.80%

Non-interest expenses	$27,527
Less core deposit amortization	(144)
Less other real estate expenses	53
Adjusted non-interest expenses	27,436
Adjusted total revenues	46,029
Efficiency ratio	59.61%

In 1998 and 1999, adjusted revenues included $32 and $119 in gains on sales on investment securities. Such amounts were excluded from the 2000-2002 calculations.

The registrant’s management believes that most financial institutions that report efficiency ratios reduce non-interest expense by core deposit amortization and other real estate expenses. Accordingly, the registrant’s management presented the efficiency ratios in the Annual Report in the manner set forth above for the years ended December 31, 2000, 2001 and 2002 in order to provide a more reliable basis for comparing the registrant with other financial institutions.

The Annual Report contains the following paragraph:

“The primary reason for the decline in net income from 2001 to 2002 was a $7.5 million provision taken on the $16.0 million portfolio of commercial leases that were classified as non-performing in 2002. These leases are described in greater detail in Note 15 – Commitments and Contingencies – Litigation. Excluding the impact of the $7.5 million additional provision for loan and lease losses or $0.32 per diluted share, Lakeland would have reported net income for the year of $14.8 million or $1.01 per diluted share, an increase of 34% from the $11.0 million or $0.76 per diluted share reported in 2001.”

The description of the registrant’s 2002 net income and net earnings per diluted share after excluding the impact of the $7.5 million provision for loan and lease losses may be deemed to constitute a non-GAAP financial measure under Regulation G of the Securities and Exchange Commission. As set forth elsewhere in the Annual Report, the registrant’s 2002 net income, and net earnings per diluted share, after giving effect to such provision for loan losses, was $10.1 million or $.69 per diluted share. The registrant made the above-quoted disclosure because it believed that such disclosure aided investors in comparing 2001 and 2002 performance.

The Annual Report also contains the following paragraph:

“Non-accrual loans increased from $2.0 million at December 31, 2001 to $20.0 million on December 31, 2002 as a result of $16.0 million in commercial lease pools being placed on non-accrual in 2002. Surety companies have issued bonds to cover the performance of these leases but have withheld payment. The Company is presently litigating this matter. For more information, please see Note 15—Commitments and Contingencies—Litigation Excluding the impact of the commercial leases on performing assets, non-performing assets would have been $4.0 million or 0.33% of total assets on December 31, 2002.”

The last sentence in this sentence may be deemed to constitute a non-GAAP financial measure under Regulation G of the Securities and Exchange Commission. The Annual Report indicates that including such leases as non-performing assets, the registrant’s non-performing assets were $20.0 million or 1.66% of total assets. Again, the registrant made the above-quoted disclosure because it believed that such disclosure aided investors in comparing 2001 and 2002 performance.

It is understood that this Current Report on Form 8-K will be incorporated by reference in the registrant’s Registration Statement on Form S-4 filed by the registrant in connection with its proposed acquisition of CSB Financial Corp. and its Community State Bank subsidiary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND BANCORP, INC.

By:	/S/ ROGER BOSMA
Roger Bosma
President and Chief Executive Officer

Dated:    June 24, 2003